Suite 900 - 510 Burrard Street, Vancouver, British Columbia Canada V6C 3A8 Tel: (604) 687-6600 Toll Free: 1-888-411-GOLD Fax: (604) 687-3932 Email: info@aurizon.com Web Site: www.aurizon.com

Shares Listed:
Toronto Stock Exchange - Ticker Symbol – ARZ
American Stock Exchange – Ticker Symbol – AZK
U.S. Registration:  (File #0-22672)
News Release Issue No. 10 - 2006

MAY 11, 2006
FOR IMMEDIATE RELEASE

AURIZON DRILLING OF THE EAST MINE CROWN PILLAR EXTENDS THE MINERALIZED ZONE

Aurizon Mines Ltd. (TSX:ARZ; AMEX:AZK) is pleased to report that recent drilling at its 100 percent owned Casa Berardi Gold Project, located in north-western Quebec, has succeeded in extending the gold mineralization  beyond the limits of the East Mine crown pillar.

East Mine Open Pit

In order to evaluate the open pit mining potential of the East Mine crown pillar and upgrade the resources to the reserve category, Aurizon has completed a surface drill program totalling 32 drill holes, drilled outside of the previously known resource limits of the crown pillar.

The 2006 drill program has extended the previously known limits of the gold mineralization 50 metres to the north-east and 150 metres to the south-west, beyond the crown pillar above the East Mine.  The best results outside of the current mineral resource outline were 4.5 grams/tonne gold over 13.5 metres and 1.2 grams/tonne gold over 61.5 metres.

Measured and indicated mineral resources in the East Mine crown pillar were previously estimated at 827,000 tonnes at 4.47 grams of gold per tonne, or 118,800 ounces of gold, using a minimum cut-off grade of 1.3 grams per tonne.  No upper capping limit had been applied to the high grade values.

A new mineral resource estimate is currently in progress and will incorporate the new drill results with holes originally drilled by previous operators outside the current mineral resource.  In addition, a new feasibility study is expected to be completed by year-end, which will incorporate an appropriate open pit mining plan down to a depth of 100 metres.  If economic, the open pit production would then be used as additional mill feed in future years.  Adding to the economic potential is the fact that the open pit could also provide rockfill material needed as mine backfill and the soil overburden can provide additional fill required to raise the future level of the tailings dam.  The new feasibility study will also evaluate the possibility of recovering any additional ounces located above the 300 metre level, utilizing the existing East Mine shaft, ramp, track drift, and existing underground infrastructure.

May 11, 2006
Aurizon Drilling of the East Mine Crown Pillar Extends the Mineralized Zone

The following table represents all of the results, to date, from the 2006 drill campaign outside of the previously known resource limits of the East Mine crown pillar.

Hole	Grade (grams/tonne) (assays uncut)	Length (metres along the hole)
S196	n.s.v.
S197	2.4	1.8
S199	n.s.v.
S200	0.5	3.0
S201	1.4	0.5
S202	0.7	6.0
S203 Including	0.8 1.0	10.8 6.3
S204 Including	0.8 1.2	18.0 6.0
S205 including	1.2 3.9	33.0 4.5
S206*	5.2	3.2
S207	n.s.v.
S208	n.s.v.
S210	1.6	7.0
S211	1.4	10.0
S212	4.5	13.5
S213	1.0	1.1
S214	n.s.v.
S215	3.3	2.0
S216 including	1.4 2.6	14.4 5.0
S217 and	1.4 1.2	3.7 3.3
S218	1.1	6.3
S219	n.s.v.
S220	1.7	1.5
S223	1.3	0.7
S224* And And	2.0 2.7 2.2	8.5 7.1 9.0
S225 Including and including and including	1.2 2.3 3.4 2.4	61.5 10.5 5.0 7.5
S226	1.1	4.5
S227	n.s.v.
S228	n.s.v.
S229	2.4	1.0
S230 Including And including	2.8 10.7 2.1 12.9	3.6 0.7 18.6 2.0
S233 including	3.7 13.0	9.0 1.7

*          Quartz vein intersection

n.s.v

No significant values

May 11, 2006
Aurizon Drilling of the East Mine Crown Pillar Extends the Mineralized Zone

Other East Mine Exploration

Drilling will resume in the third quarter of 2006 within Zone 160, located 100 metres east of the East Mine shaft, where a wide stockwork zone had been previously intersected between the 200 and 300 metre level below surface. This zone would be accessible by the East Mine shaft.

Quality Control

Core assays are performed on split or core sawed in half, with standard fire assay procedures.  Certified reference material is inserted in the sample sequence for quality control.  Assay checking on the pulp and reject samples are carried out systematically.  Exploration primary assaying is performed by Technilab of Ste-Germaine.  Check assays are carried out by ALS Chemex of Val D’Or.

Drill hole planning, implementation and the quality control program is supervised by Jeannot Boutin, P. Eng., the Company’s Superintendant Geology, a qualified person as defined by National Instrument 43-101.

Additional Information

One sketch is attached showing the East Mine area.  All other information previously released on the Casa Berardi Project is also available on the Aurizon website.

Aurizon is a Canadian-based gold exploration and development company, and owns a 100% interest in the Casa Berardi Project, situated in the Abitibi region of north-western Quebec, one of the world’s most prolific gold and base metal regions.  Pre-production construction is currently underway and production at the Project is anticipated to commence in late 2006.  Casa Berardi is accessible by road, has mining permits in place and is on the Hydro Quebec power grid.  Aurizon shares trade on the Toronto Stock Exchange under the symbol “ARZ” and on the American Stock Exchange under the symbol “AZK”.  Additional information on Aurizon and its properties is available on Aurizon’s website at http://www.aurizon.com.

For further information, contact David P. Hall, President or Patrick Soares, Manager, Investor Relations at Telephone: (604) 687-6600; Toll Free: 1-888-411-GOLD; Fax: (604) 687-3932;
Web Site: www.aurizon.com; Email: info@aurizon.com

This News Release contains “forward-looking statements”.  These forward-looking statements include, but are not limited to, statements regarding the Company’s strategic plans, timing of an updated feasibility study, future commercial production, and work programs.  Forward-looking statements express, as at the date of this news release, the Company’s plans, estimates, forecasts, projections, expectations, or beliefs as to future events or results and the Company does not intend, and does not assume any obligation to update these forward-looking statements.   We caution that forward-looking statements involve a number of risks and uncertainties, and there can be no assurance that such statements will prove to be accurate.  Therefore, actual results and future events could differ materially from those anticipated in such statements.  Factors that could cause results or events to differ materially from current expectations expressed or implied by the forward-looking statements, include, but are not limited to, mining industry risks and hazards, environmental risks and hazards, risks of delays in construction and other risks more fully described in Aurizon’s  Annual Information Form filed with the Securities Commission of the provinces of British Columbia, Alberta, Manitoba, Ontario and Quebec, and in Aurizon’s Annual Report on Form 40-F filed with the United States Securities and Exchange Commission.  These documents are available on Sedar at www.sedar.com and on Edgar at www.sec.gov/.

CAUTIONARY NOTE TO US READERS

As a British Columbia corporation, the Company is subject to certain rules and regulations issued by the British Columbia Securities Commission (“BC Securities Commission”).  The Company is required to provide detailed information regarding its properties including mineralization, drilling, sampling and analysis, security of samples and mineral resource and mineral reserve estimates.  Further, the Company describes mineral resources associated with its properties utilizing terminology such as “indicated” or “inferred” which terms are recognized by Canadian regulations but are not recognized by the United States Securities and Exchange Commission (“SEC”).

Cautionary Note to U.S. Investors Regarding Mineral Resources

The SEC allows mining companies, in their filings with the SEC, to disclose only those mineral deposits they can economically and legally extract or produce.  The Company may use certain terms in this document, such as “mineral resources”, “indicated mineral resources” and “inferred resources” that are recognized and mandated by Canadian securities regulators but are not recognized by the SEC.

This News Release may use the term “indicated” resources.  U.S. readers are cautioned that while that term is recognized and required by Canadian regulations, the SEC does not recognize it.  U.S. investors are cautioned not to assume that any part or all of mineral deposits in this category will ever be converted into mineral reserves.

This News Release may also use the term "inferred” resources.  U.S. readers are cautioned that while this term is recognized and required by Canadian regulations, the SEC does not recognize it.  "Inferred resources" have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility.  It cannot be assumed that all or any part of an Inferred Mineral Resource will ever be upgraded to a higher category.  Under Canadian rules, estimates of Inferred Mineral Resources may not form the basis of feasibility or pre-feasibility studies, except in rare cases.  U.S. investors are cautioned not to assume that part or all of an inferred resource exists, or is economically or legally mineable.

May 11, 2006
Aurizon Drilling of the East Mine Crown Pillar Extends the Mineralized Zone

Proposed
Open Pit
East Mine
PUITS MINE EST

West Mine
4km
14800E
15200E
15600E
16000E
East Mine Shaft
Open Pit Feasibility in Progress
-100m
-280m
-550m
2006 Drill Program
2006 Drill Program
East Mine
Access by Shaft
Access by Ramp
Below existing
infrastructure
East Mine Area
Historical production : 342,000 oz
AURIZON MINES LTD.
CASA BERARDI PROJECT - QUEBEC
East Mine Area
May 11, 2006
Legend
Indicated Resources
(118,000 oz )
Inferred Resources
Past Production
Existing Infrastructure
0
100m
West Mine
East Mine

Reference: News Release Issue No. 10-2006

click on sketch to enlarge